EXHIBIT 10.1

                                                                    May 24, 2006


Mr. Steven Moore


Dear Steven,

On behalf of Adept Technology, Inc., I am pleased to offer you the position of Vice President of Finance and Chief Financial Officer, reporting to me. Your bi-weekly rate will be $8,461.54, which when annualized is $220,000.

Subject to approval by the Board of Directors you will be nominated as a corporate officer of the Company and a proposal issued to the Board's Compensation Committee that during your first year of employment you will be targeted to receive 1% of outstanding shares set out as follows: Upon your date of hire you will be granted 50% of outstanding shares target or thirty two thousand seventy (32,070) Non-Qualified Stock Options pursuant to our 2001 Non-Qualified Stock Option Plan. After one year of employment, subject to Board of Directors approval and based upon job performance you will be granted an additional 50% of the target or thirty two thousand seventy (32,070) Non-Qualified Stock Options pursuant to our 2001 Non-Qualified Stock Option Plan. The exercise price for these options will be set at the closing price of Adept Technology, Inc. on the day your stock option grant is approved. The shares will vest over a period of 48 months from the date of grant linearly at 1/48th of the total number of shares per month so long as you remain an employee of the Company.

In addition, upon commencement of your employment, pursuant to a written Executive Bonus Plan, you will be eligible to earn a bonus that would provide for a payment of 40% of your base salary or eighty eight thousand dollars ($88,000). The provisions of this bonus for your first year of employment are proposed as follows: For the first six months, a 20% bonus or forty four thousand dollars ($44,000) will be earned upon operational completion of the financial process streamlining and simplification necessitated by the company's size and ultimately SEC and Sarbanes-Oxley compliance. The remaining 20% bonus or forty four thousand dollars ($44,000) will be earned during the second half of the year in alignment with the financial goals of the rest of the management team. Performance metrics consist of growth, profitability and cash management. These Plan targets and corporate performance goals will be established and documented in writing after mutual discussion between us no later than July 1, 2006.

Should in the future there occur a change in control of Adept (as defined in the 2001 Stock Option Plan) in which the surviving entity does not offer you continued employment in a substantially identical capacity and for substantially similar compensation to your then existing compensation, current provisions set out that you will be granted the following on a one time basis: A lump sum payment of six months of base salary, and the acceleration of vesting of 1/4 of the above aggregate grant (i.e. one year's worth of accelerated vesting). These provisions are regularly reviewed by me and the Board of Directors.

Attached is a summary of employee benefits. As an executive, you will be eligible to receive a vacation accrual at the rate of four (4) weeks per year. Also included is a copy of the Adept Proprietary Agreement. This offer is contingent on you signing that standard agreement and returning the original with your offer letter. In accordance with current federal law, you will be

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asked to provide documentation proving your eligibility to work in the United
States. Please review the enclosed U.S. Department of Justice Form I-9 and bring proper identification with you on your first day. By the signing this offer you will also represent that you are able to work for Adept Technology without restriction. Also, your signature to this offer of employment shall be your written consent that our Human Resources organization may utilize employment verification processes that may include: credit reports, references, criminal history, education transcripts and civil lawsuits, and that this offer is contingent on a satisfactory report.

Adept Technology and you agree that your employment with Adept can be terminated "at will" by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at-will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by the Chief Executive Officer.

This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and the Adept Technology.

To indicate your acceptance of this offer, please return one original of this signed offer letter and the original signed Adept Proprietary Agreement no later than 5 p.m. (PDT) on May 30, 2006.

Steve, we believe that Adept Technology is well positioned in our markets and has tremendous potential. We also believe that we provide great opportunities for personal career growth, challenging work and financial rewards. We feel that you can make a significant contribution and we look forward to welcoming you to the Adept Technology team!


Sincerely,


/s/ Robert Bucher

Robert Bucher
Chairman and Chief Executive Officer


I have read, understand, and accept the offer of employment stated above:

/s/ Steven Moore                                      12 June 2006
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Signature                                        Date of Signature


12 June 2006
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Proposed Start Date





Copy:    Human Resources
         Accounting/Finance